ADDENDUM TO INVESTMENT MANAGEMENT AND SERVICES AGREEMENT

"Part Two: COMPENSATION TO INVESTMENT MANAGER" paragraph (1) of the Investment Management and Services Agreement between IDS Life Series Fund, Inc. (the Fund) and IDS Life Insurance Company (IDS Life) dated December 17, 1985, has been modified as follows. All other provisions of this Investment Management and Services Agreement remain in full force and effect.

(1) The Fund agrees to pay IDS Life, and IDS Life covenants and agrees to accept from the Fund in full payment for all the services furnished, and for the use of all facilities and equipment, and for all expenses paid or reimbursed by IDS Life hereunder, a fee for each calendar day of each year equal to the total of 1/365th (1/366th in each leap year) of:

         .70 percent for the Equity Portfolio
         .70 percent for the Income Portfolio
         .70 percent for the Managed Portfolio
         .70 percent for the Government Securities Portfolio .95 percent for the International Equity Portfolio and .50 percent for the Money Market Portfolio to be computed for each day on the basis of net assets as of the close of business of the full business day two (2) business days prior to the day for which the computation is being made. In the case of the suspension of the computation of net asset value, the said fee for each day during such suspension shall be computed as of the close of business on the last full business day on which the net assets were computed. As used herein, "net assets" as of the close of a full business day shall include all transactions in shares of the Fund recorded on the books of the Fund for that day.

IN                                                   WITNESS    WHEREOF,     the
                                                     parties  have  executed the
                                                     Addendum as of the 28th day
                                                     of  October,  1994
                                                     IDS LIFE SERIES FUND, INC.

Attest: /s/ Colleen Curran                           By: /s/ Richard W. Kling
            Colleen Curran                                   Richard W. Kling

Title:        Secretary                              Title:    President


                                                 IDS LIFE INSURANCE COMPANY

Attest: /s/ Nancy Careaga                        By: /s/ William A. Stoltzmann
            Nancy Careaga                                William A. Stoltzmann

Title:      Assistant Secretary                      Title:    Vice President